United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2021

PERFICIENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15169	74-2853258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Drive
Suite 600
Saint Louis, Missouri 63141
(Address of principal executive offices)
(314) 529-3600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PRFT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items 1.01. Entry into a Material Definitive Agreement.

Perficient, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement dated as of May 7, 2021, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and the other lenders parties thereto. The Amended and Restated Credit Agreement amends and restates the Company’s existing Credit Agreement dated as of June 9, 2017 between the Company, Wells Fargo Bank, National Association and the other lenders and signatories thereto. As of May 7, 2021, there was no outstanding balance on the existing Credit Agreement.

The Amended and Restated Credit Agreement provides for revolving credit borrowings of up to a maximum principal amount of $200 million. In addition, the Company may cause the commitments to increase by up to an additional $75 million, subject to the approval of the applicable lenders providing such additional financing. The amended and restated credit facility will be used for working capital and general corporate purposes.

Borrowings under the Amended and Restated Credit Agreement bear interest, at the Company’s option, at a base rate or a LIBOR rate, plus, in each case, an applicable margin. The applicable margin ranges from zero to 1.00% for base rate borrowings and 1.00% to 2.00% for LIBOR borrowings. The applicable margin varies based on the Company’s consolidated net leverage ratio. The Company must also pay a commitment fee to the lenders ranging between 0.150% to 0.200% per annum on the unused portion of the $200 million revolving credit facility along with other standard fees.

All outstanding amounts owed under the Amended and Restated Credit Agreement become due and payable no later than the final maturity date of May 7, 2026. The Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including, among other things, covenants requiring the Company to maintain certain financial ratios. The Amended and Restated Credit Agreement also contains customary events of default.

The Company’s obligations under the Amended and Restated Credit Agreement are currently secured by first priority liens on all of the assets of the Company and its domestic subsidiaries, a pledge of all of the Company’s equity interests in its domestic subsidiaries, and a pledge of 65% of the Company’s equity securities in its first tier foreign subsidiaries. Additionally, the Company’s domestic subsidiaries provide guarantees for all obligations of the Company under the Amended and Restated Credit Agreement.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits.

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement, dated as of May 7, 2021, by and among Perficient, Inc., as Borrower, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Bank of America, N.A. and U.S. Bank National Association, as syndication agents, JPMorgan Chase Bank, N.A., as documentation agent, Wells Fargo Securities, LLC, BofA Securities, Inc. and U.S. Bank National Association as joint lead arrangers and joint bookrunners and the other lenders parties thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.

Date:	May 7, 2021	By:	/s/ Paul E. Martin
Paul E. Martin
Chief Financial Officer